Exhibit 5.1

 [WLRK LETTERHEAD]

February 2, 2009

Cathay General Bancorp
777 North Broadway
Los Angeles, California 90012

             Re: Issuance of Shares of Cathay General Bancorp Common Stock

Ladies and Gentlemen:

          We have acted as counsel for Cathay General Bancorp, a Delaware corporation (the “Company”) in connection with the offering of shares of common stock, par value $.01 per share (“Common Stock”) by the Company pursuant to the Underwriting Agreement, dated February 1, 2010, (the “Underwriting Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of shares of the Company’s Common Stock (the “Firm Shares”) and, at the option of the Underwriters, additional shares of Common Stock (the “Option Shares” and, collectively with the Firm Shares, the “Shares”). The Shares are to be offered and sold by the Company pursuant to a prospectus supplement dated February 2, 2010 (the “Prospectus Supplement”) and the accompanying base prospectus dated November 19, 2009 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective Registration Statements on Form S-3 (File No. 333-163070), as amended, filed with the Securities and Exchange Commission (the “Registration Statement”).

             As counsel, we have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Securities. In giving the opinions contained herein, we have relied upon representations of officers of the Company and certificates of public officials with respect to the accuracy of the material factual matters addressed by such representations and certificates. We have assumed the genuineness of all signatures or instruments submitted to us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

            Based on such examination and review, and subject to the foregoing, we are of the opinion that, when any applicable state securities or Blue Sky laws have been complied with, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

            This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

            We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof. Without limiting the generality of the foregoing, we express no opinion with respect to state securities or Blue Sky laws.

            We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K and to the reference to our firm in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

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Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz